                           OFFER TO PURCHASE FOR CASH
                             ALL OUTSTANDING SHARES
                                       OF
                                  COMMON STOCK
             (INCLUDING ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                           LIBERTY TECHNOLOGIES, INC.
                                       AT
                              $3.50 NET PER SHARE
                                       BY
                                LTI MERGER, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                                   CRANE CO.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, SEPTEMBER 11, 1998, UNLESS THE OFFER IS EXTENDED.

                                                               August 14, 1998

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

   We are asking you to contact your clients for whom you hold shares of common stock, par value $.01 per share (the "Shares"), of Liberty Technologies, Inc., a Pennsylvania corporation (the "Company"). Please bring to their attention as promptly as possible the offer being made by LTI Merger, Inc., a Pennsylvania corporation ("Purchaser") and a wholly owned subsidiary of Crane Co., a Delaware corporation ("Crane"), to purchase all of the outstanding Shares, including the associated Preferred Stock Purchase Rights issued pursuant to the Amended and Restated Rights Agreement, dated as of October 6, 1997, between the Company and StockTrans, Inc. at a price of $3.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 14, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith.

   For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

   1. Letter of Transmittal to be used by holders of Shares in accepting the Offer. Manually signed facsimile copies of the Letter of Transmittal may be used to accept the Offer;

   2. Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing such Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis;

   3. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

   4. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

   5. Return envelope addressed to the Depositary.

   We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser for customary mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the sale and transfer of Shares to it or its order, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, SEPTEMBER 11, 1998, UNLESS THE OFFER IS EXTENDED.

   In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal, and, if necessary, any other required documents should be sent to the Depositary and (2) either certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.

   Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at the address and telephone number set forth on the back cover page of the Offer to Purchase.

   Additional copies of the above documents may be obtained from the Information Agent, at the address and telephone number set forth on the back cover of the Offer to Purchase.

                                            Very truly yours,
                                            LTI MERGER, INC.

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF CRANE, PURCHASER, THE DEPOSITARY OR THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.